Exhibit 3.2

Statuten

der Windward Bio Group AG

(Windward Bio Group SA)

(Windward Bio Group Ltd)

Articles of Association

of Windward Bio Group Ltd

(Windward Bio Group AG)

(Windward Bio Group SA)

Statuten der Windward Bio Group AG | Articles of Association of Windward Bio Group Ltd

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	Abschnitt 1 Firma, Sitz, Zweck und Dauer der Gesellschaft		Section 1 Name, Place of Incorporation, Business Purpose and Duration of the Company

	Artikel 1		Article 1

Firma, Sitz

Unter der Firma

Windward Bio Group AG

(Windward Bio Group SA)

(Windward Bio Group Ltd)

besteht eine Aktiengesellschaft gemäss den Bestimmungen des Schweizerischen Obligationenrechts (das OR) mit Sitz in Basel, Kanton Basel-Stadt (die Gesellschaft).

Name, Place of Incorporation

Under the name

Windward Bio Group Ltd

(Windward Bio Group AG)

(Windward Bio Group SA)

shall exist a corporation pursuant to the provisions of the Swiss Code of Obligations (the CO) with its place of incorporation in Basel, canton of Basel-Stadt (the Company).

	Artikel 2		Article 2

Zweck	[1] Zweck der Gesellschaft ist der Erwerb, das Halten, die Verwaltung, die Verwertung und die Veräusserung von in- und ausländischen Beteiligungen, ob direkt oder indirekt, insbesondere in den Bereichen Forschung, Entwicklung, Herstellung, Verkauf und Lizenzierung von Produkten in den Gebieten der Biotechnologie, der Pharmazie, Medizintechnologie, Diagnose und Therapie und verwandten Gebieten.	Purpose	[1] The purpose of the Company is to acquire, hold, manage, exploit and sell, whether directly or indirectly, interests in participations in Switzerland and abroad active, in particular, in the research, development, production, sale and licensing of products in the fields of biotechnology, pharmaceuticals, medical technology, diagnosis and therapy and related areas.

	[2] Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten und sich an anderen Unternehmen im In- und Ausland beteiligen.		[2] The Company may open branch offices and subsidiaries in Switzerland and abroad and acquire participations in other companies in Switzerland and abroad.

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[3] Die Gesellschaft kann Grundstücke und Immaterialgüterrechte im In- und Ausland erwerben, halten, verwalten, belasten, verwerten und veräussern sowie andere Gesellschaften mit oder ohne Gegenleistung finanzieren.	[3] The Company may acquire, hold, manage, mortgage, exploit and sell real estate and intellectual property rights in Switzerland and abroad and may fund other companies with or without consideration.

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	[4] Die Gesellschaft kann alle kommerziellen, finanziellen und anderen Tätigkeiten ausüben, die als geeignet erscheinen, den Zweck der Gesellschaft zu fördern, oder die mit diesem zusammenhängen.		[4] The Company may engage in any commercial, financial and other activities which appear suitable to favor the purpose of the Company or which are related to its purpose.

	Artikel 3		Article 3

Dauer	Die Dauer der Gesellschaft ist unbeschränkt.	Duration	The duration of the Company shall be unlimited.

	Abschnitt 2 Aktienkapital, Aktien, Übertragungsbeschränkungen		Section 2 Share Capital, Shares, Restrictions of Transferability

	Artikel 4		Article 4

Aktienkapital	Das Aktienkapital der Gesellschaft beträgt CHF [•] und ist eingeteilt in [•] voll liberierte Namenaktien mit einem Nennwert von je CHF 0.015.	Share Capital	The share capital of the Company is CHF [•] and is divided into [•] fully paid-in registered shares with a par value of CHF 0.015 each.

	Artikel 4a		Article 4a

Kapitalband	[1] Die Gesellschaft verfügt über ein Kapitalband zwischen CHF [Höhe des Aktienkapitals nach Feststellung der am 5. November 2026 beschlossenen Kapitalerhöhung abzüglich 10%, gerundet auf den Nennwert der nächsten ganzen Aktie] (untere Grenze) und CHF [Höhe des Aktienkapitals nach Feststellung der am 5. November 2026 beschlossenen Kapitalerhöhung zuzüglich 50%, abgerundet auf den Nennwert der nächsten ganzen Aktie] (obere Grenze). Der Verwaltungsrat ist im Rahmen des Kapitalbands ermächtigt, bis zum 5. November 2031 oder bis zu einem früheren Dahinfallen des Kapitalbands das Aktienkapital einmal oder mehrmals und in beliebigen Beträgen zu erhöhen oder herabzusetzen oder Aktien direkt oder indirekt zu erwerben oder zu veräussern,	Capital Range	[1] The Company has a capital range ranging from CHF [amount of the share capital post execution of the capital increase resolved on November 5, 2026 minus 10%, rounded to the nominal value of the nearest whole share] (lower limit) to CHF [amount of the share capital post execution of the capital increase resolved on November 5, 2026 plus 50%, rounded down to the nominal value of the nearest whole share] (upper limit). The Board of Directors shall be authorized within the capital range to increase or reduce the share capital once or several times and in any amounts, or to acquire or dispose of shares directly or indirectly, until November 5, 2031, or until an earlier expiry of the capital range, including in connection with an intended takeover. The

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einschliesslich im Zusammenhang mit einer beabsichtigten Übernahme. Die Kapitalerhöhung oder -herabsetzung kann durch Ausgabe von voll zu liberierenden Namenaktien bzw. Vernichtung von Namenaktien oder durch eine Erhöhung bzw. Herabsetzung der Nennwerte der bestehenden Namenaktien im Rahmen des Kapitalbands oder durch gleichzeitige Herabsetzung und Wiedererhöhung erfolgen.	capital increase or reduction may be effected by issuing fully paid-in registered shares and cancelling registered shares, as applicable, or by increasing or reducing the par value of the existing shares within the limits of the capital range or by simultaneous reduction and re-increase of the share capital.

2 Im Falle einer Ausgabe von Aktien unterliegen Zeichnung und Erwerb der neuen Aktien sowie jede nachfolgende Übertragung der Aktien den Beschränkungen von Artikel 6 dieser Statuten.	2 In the event of an issue of shares, the subscription and acquisition of the new shares as well as any subsequent transfer of the shares shall be subject to the restrictions pursuant to Article 6 of these articles of association.

[3] Bei einer Erhöhung des Aktienkapitals im Rahmen des Kapitalbands legt der Verwaltungsrat, soweit erforderlich, den Ausgabebetrag, die Art der Einlagen (einschliesslich Barliberierung, Sacheinlage, Verrechnung und Umwandlung von Reserven oder eines Gewinnvortrags in Aktienkapital), den Zeitpunkt der Ausgabe, die Bedingungen der Bezugsrechtsausübung und den Beginn der Dividendenberechtigung fest. Dabei kann der Verwaltungsrat neue Aktien mittels Festübernahme durch eine Bank, ein Bankenkonsortium oder einen anderen Dritten und anschliessendem Angebot an die bisherigen Aktionäre oder an Dritte (sofern die Bezugsrechte der bisherigen Aktionäre aufgehoben oder nicht gültig ausgeübt wurden) ausgeben. Der Verwaltungsrat ist ermächtigt, den Handel mit Bezugsrechten zu ermöglichen, zu beschränken oder auszuschliessen. Nicht gültig ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht gültig ausgeübt wurden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.	3 In the event of a capital increase within the capital range, the Board of Directors shall, to the extent necessary, determine the issue price, the type of contribution (including cash contributions, contributions in kind, set-off and conversion of reserves or of profit carried forward into share capital), the date of issue, the conditions for the exercise of subscription rights and the beginning date for dividend entitlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a financial institution, a syndicate of financial institutions or another third party and a subsequent offering of these shares to the existing shareholders or third parties (if the subscription rights of the existing shareholders have been withdrawn or have not been duly exercised). The Board of Directors is entitled to permit, to restrict or to exclude the trading with subscription rights. It may permit the expiration of subscription rights that have not been duly exercised, or it may place such rights or shares as to which subscription rights have been granted, but not duly exercised, at market conditions or may use them otherwise in the interest of the Company.

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[4] Der Verwaltungsrat ist im Fall einer Ausgabe von Aktien ermächtigt, das Bezugsrecht der bisherigen Aktionäre aufzuheben oder zu beschränken und Dritten, der Gesellschaft oder einer ihrer Konzerngesellschaften zuzuweisen:	4 In the event of a share issue the Board of Directors is authorized to withdraw or restrict subscription rights of existing shareholders and allocate such rights to third parties, the Company or any of its group companies:

(a) wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung der Marktkonditionen festgesetzt wird; oder	(a) if the issue price of the new shares is determined taking into account the market conditions; or

(b)   für die Beschaffung von Eigenkapital auf eine schnelle und flexible Weise, welche ohne den Ausschluss der Bezugsrechte der bisherigen Aktionäre nicht oder nur schwer, mit Verzögerungen oder zu wesentlich schlechteren Bedingungen möglich wäre; oder

(b)   for raising capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or delays or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders; or

(c)   für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen, den Erwerb von Produkten, Immaterialgütern oder Lizenzen durch oder Investitionsvorhaben der Gesellschaft oder einer ihrer Konzerngesellschaften oder für die Finanzierung oder Refinanzierung solcher Transaktionen durch eine Aktienplatzierung; oder

(c)   for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or

(d)   zum Zwecke der Erweiterung des Aktionärskreises der Gesellschaft in bestimmten geographischen, Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern einschliesslich Finanzinvestoren oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen; oder

(d)   for purposes of broadening the shareholder constituency of the Company in certain geographic, financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with the listing of new shares on domestic or foreign stock exchanges; or

(e)   für die Einräumung einer Mehrzuteilungsoption (Greenshoe) oder einer Option zur Zeichnung von zusätzlichen Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder

(e)   for purposes of granting an over-allotment option (Greenshoe) or an option to subscribe for additional shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s); or

(f)   für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung, Arbeitnehmern, Beauftragten, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Konzerngesellschaften Leistungen erbringen; oder

(f)   for the participation of members of the Board of Directors, members of the Executive Committee, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies; or

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(g)   wenn ein Aktionär oder eine Gruppe von in gemeinsamer Absprache handelnden Aktionären mehr als 14% des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft auf sich vereinigt hat, ohne allen übrigen Aktionären ein vom Verwaltungsrat empfohlenes Übernahmeangebot unterbreitet zu haben; oder

(g)   following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 14% of the share capital registered in the commercial register without having submitted to all other shareholders a takeover offer recommended by the Board of Directors; or

(h)   zur Abwehr eines unterbreiteten, angedrohten oder potentiellen Übernahmeangebotes, welches der Verwaltungsrat, nach Konsultation mit einem von ihm beigezogenen unabhängigen Finanzberater, den Aktionären nicht zur Annahme empfohlen hat bzw. nicht empfehlen wird, weil der Verwaltungsrat das Übernahmeangebot in finanzieller Hinsicht gegenüber den Aktionären nicht als fair oder nicht als im Interesse der Gesellschaft liegend beurteilt.

(h)   for the defense of an actual, threatened or potential takeover offer that the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended or will not recommend to the shareholders to accept on the basis that the Board of Directors does not find such takeover offer to be financially fair to the shareholders or to be in the Company’s interest.

[5] Nach einer Nennwertveränderung sind neue Aktien im Rahmen des Kapitalbands mit gleichem Nennwert auszugeben wie die bestehenden Aktien.	[5] After a change of the par value, new shares shall be issued within the capital range with the same par value as the existing shares.

[6] Erhöht sich das Aktienkapital aufgrund einer Erhöhung aus bedingtem Kapital nach Artikel 4b oder 4c dieser Statuten, so erhöhen sich die obere und die untere Grenze des Kapitalbands entsprechend dem Umfang der Erhöhung des Aktienkapitals.	6 If the share capital increases as a result of an increase from conditional capital pursuant to Article 4b or 4c of these articles of association, the upper and lower limits of the capital range shall increase in an amount corresponding to such increase in the share capital.

[7] Bei einer Herabsetzung des Aktienkapitals im Rahmen des Kapitalbands legt der Verwaltungsrat, soweit erforderlich, die Verwendung des Herabsetzungsbetrags fest. Der Verwaltungsrat kann den Herabsetzungsbetrag auch zur teilweisen oder vollständigen Beseitigung einer Unterbilanz im Sinne von Artikel 653p OR verwenden oder das Aktienkapital im Sinne von Artikel 653q OR gleichzeitig herabsetzen und mindestens auf den bisherigen Betrag erhöhen.	7 In the event of a reduction of the share capital within the capital range, the Board of Directors shall, to the extent necessary, determine the use of the reduction amount. The Board of Directors may also use the reduction amount for the partial or full elimination of a share capital shortfall in the sense of Article 653p CO or may, in the sense of Article 653q CO, simultaneously reduce and increase the share capital to at least the previous amount.

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	Artikel 4b		Article 4b

Bedingtes Aktienkapital für Beteiligungsprogramme	[1] Das Aktienkapital kann sich durch Ausgabe von höchstens [20% der Aktien nach Feststellung der am 5. November 2026 beschlossenen Kapitalerhöhung mit Maximalbetrag, abgerundet auf die nächste ganze Aktie] voll zu liberierenden Namenaktien im Nennwert von je CHF 0.015 um höchstens CHF [20% des Aktienkapitals nach Feststellung der am 5. November 2026 beschlossenen Kapitalerhöhung mit Maximalbetrag, abgerundet auf den Nennwert der nächsten ganzen Aktie] erhöhen durch direkte oder indirekte Ausgabe von Aktien oder durch die Ausübung oder Zwangsausübung von Rechten auf den Bezug von Aktien im Sinne von Artikel 653 Abs. 1 OR oder durch Erwerbspflichten in Bezug auf Aktien, welche Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung, Arbeitnehmern, Beauftragten oder Beratern der Gesellschaft und ihrer Konzerngesellschaften, oder anderen Personen, welche Dienstleistungen für die Gesellschaft oder ihre Konzerngesellschaften erbringen, eingeräumt bzw. auferlegt werden.	Conditional Share Capital for Participation Programs	[1] The share capital may be increased in an amount not to exceed CHF [20% of the share capital post execution of the up to capital increase resolved on November 5, 2026, rounded down to the nominal value of the nearest whole share] through the issuance of up to [20% of the shares post execution of the up to capital increase resolved on November 5, 2026, rounded down to the nearest whole share] fully paid in registered shares with a par value of CHF 0.015 each through the direct or indirect issuance of shares, or through the exercise or mandatory exercise of rights to acquire shares within the meaning of article 653(1) CO or through obligations to acquire shares, which were granted to or imposed on members of the Board of Directors, members of the Executive Committee, employees, contractors or consultants of the Company or its group companies, or other persons providing services to the Company or its group companies.

	[2] Bei der Ausgabe solcher Aktien, Rechte oder Erwerbspflichten sind das Bezugsrecht wie auch das Vorwegzeichnungsrecht der Aktionäre der Gesellschaft ausgeschlossen. Die Ausgabe solcher Aktien, Rechte oder Erwerbspflichten erfolgt gemäss einem oder mehreren vom Verwaltungsrat oder, soweit an ihn delegiert, vom Vergütungsausschuss zu erlassenden Plänen, Reglementen oder Beschlüssen und, soweit anwendbar, unter Berücksichtigung der Grundsätze der Vergütung gemäss Artikel 29 dieser Statuten. Die Ausgabe solcher Aktien kann zu einem unter dem jeweiligen Börsenkurs liegenden Preis und die Einräumung solcher Rechte oder Erwerbspflichten kann unter deren innerem Wert erfolgen.		[2] The subscription rights and advance subscription rights of the shareholders of the Company shall be excluded in connection with the issuance of such shares, rights or purchase obligations. The issuance of such shares, rights or purchase obligations shall be made in accordance with one or more plans, regulations or resolutions to be issued by the Board of Directors or, to the extent delegated to it, the Compensation Committee, and to the extent applicable, taking into account the compensation principles pursuant to Article 29 of these articles of association. The issuance of such shares may be made at a price below the respective stock exchange price and such rights or purchase obligations may be granted below their intrinsic value.

	[3] Die Erklärung über den Erwerb von Aktien gestützt auf diesen Artikel 4b hat auf diesen Artikel 4b hinzuweisen und in einer Form, die den Nachweis durch Text ermöglicht, zu erfolgen. Ein Verzicht auf ein Recht auf Erwerb von Aktien gestützt auf diesen Artikel 4b kann auch formlos oder durch Zeitablauf erfolgen; das gilt auch für den Verzicht auf die Ausübung und den Verfall dieses Rechts.		[3] The declaration of acquisition of the shares based on this Article 4b shall refer to this Article 4b and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4b may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

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	[4] Der direkte oder indirekte Erwerb von Aktien gestützt auf diesen Artikel 4b sowie jede nachfolgende Übertragung der Aktien unterliegen den Beschränkungen von Artikel 6 dieser Statuten.		[4] The direct or indirect acquisition of shares based on this Article 4b and any subsequent transfer of such shares shall be subject to the restrictions of Article 6 of these articles of association.

	Artikel 4c		Article 4c

Bedingtes Aktienkapital für Finanzierungen, Akquisitionen und andere Zwecke	[1] Das Aktienkapital kann sich durch Ausgabe von höchstens [30% der Aktien nach Feststellung der am 5. November 2026 beschlossenen Kapitalerhöhung mit Maximalbetrag, abgerundet auf die nächste ganze Aktie] voll zu liberierenden Namenaktien im Nennwert von je CHF 0.015 um höchstens CHF [30% des Aktienkapitals nach Feststellung der am 5. November 2026 beschlossenen Kapitalerhöhung mit Maximalbetrag, abgerundet auf den Nennwert der nächsten ganzen Aktie] erhöhen durch die Ausübung oder Zwangsausübung von Wandel-, Tausch-, Options-, Bezugs- oder anderen Rechten auf den Bezug von Aktien oder durch Erwerbspflichten in Bezug auf Aktien, welche Aktionären oder Dritten allein oder in Verbindung mit Anleihensobligationen, Darlehen, Optionen, Warrants oder anderen Finanzmarktinstrumenten oder vertraglichen Verpflichtungen der Gesellschaft oder einer ihrer Konzerngesellschaften eingeräumt bzw. auferlegt werden (nachfolgend zusammen die Finanzinstrumente), einschliesslich im Zusammenhang mit einer beabsichtigten Übernahme.	Conditional Share Capital for Financing, Acquisitions and other Purposes	[1] The share capital may be increased in an amount not to exceed CHF [30% of the share capital post execution of the up to capital increase resolved on November 5, 2026, rounded down to the nominal value of the nearest whole share] through the issuance of up to [30% of the shares post execution of the up to capital increase resolved on November 5, 2026, rounded down to the nearest whole share] fully paid-in registered shares with a par value of CHF 0.015 each through the exercise or mandatory exercise of conversion, exchange, option, subscription or other rights to acquire shares or through obligations to acquire shares, which were granted to or imposed on shareholders or third parties alone or in connection with bonds, notes, options, warrants or other securities or contractual obligations of the Company or any of its group companies (hereinafter collectively the Financial Instruments), including in connection with an intended takeover.

	[2] Bei der Ausgabe von solchen Finanzinstrumenten ist das Vorwegzeichnungsrecht der Aktionäre und bei der Ausgabe von Aktien gestützt auf Finanzinstrumente ist das Bezugsrecht der Aktionäre ausgeschlossen. Zum Bezug der neuen Aktien, die bei Wandlung, Tausch,		[2] The advance subscription rights of shareholders shall be excluded in connection with the issuance of such Financial Instruments and the subscription rights of shareholders shall be excluded upon the exercise of any Financial Instruments in connection with the issuance of

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Ausübung oder Auslösung von Finanzinstrumenten ausgegeben werden, sind die jeweiligen Inhaber der Finanzinstrumente berechtigt bzw. verpflichtet. Die Ausgabe solcher Aktien oder Finanzinstrumente erfolgt gemäss einem oder mehreren vom Verwaltungsrat zu erlassenden Beschlüssen, in welchen der Verwaltungsrat die wesentlichen Bedingungen der Finanzinstrumente festlegt. Die Ausgabe solcher Aktien kann zu einem unter dem jeweiligen Börsenkurs liegenden Preis und die Ausgabe solcher Finanzinstrumente kann unter deren innerem Wert erfolgen.

shares. The then current owners of such Financial Instruments shall be entitled or obliged to acquire the new shares issued upon conversion, exchange, exercise or the triggering of any Financial Instruments. The issuance of such shares or Financial Instruments shall be made in accordance with one or more resolutions to be issued by the Board of Directors, by which the Board of Directors determines the main conditions of the Financial Instruments. The issuance of such shares may be made at a price below the respective stock exchange price and the issuance of such Financial Instruments may be made below their intrinsic value.

	[3] Die Erklärung über den Erwerb von Aktien gestützt auf diesen Artikel 4c hat auf diesen Artikel 4c hinzuweisen und in einer Form, die den Nachweis durch Text ermöglicht, zu erfolgen. Ein Verzicht auf ein Recht auf Erwerb von Aktien gestützt auf diesen Artikel 4c kann auch formlos oder durch Zeitablauf erfolgen; das gilt auch für den Verzicht auf die Ausübung und den Verfall dieses Rechts.		[3] The declaration of acquisition of the shares based on this Article 4c shall refer to this Article 4c and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4c may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

	[4] Der direkte oder indirekte Erwerb von Aktien gestützt auf diesen Artikel 4c sowie jede nachfolgende Übertragung der Aktien unterliegen den Beschränkungen von Artikel 6 dieser Statuten.		[4] The direct or indirect acquisition of shares based on this Article 4c and any subsequent transfer of such shares shall be subject to the restrictions of Article 6 of these articles of association.

	Artikel 5		Article 5

Aktienzertifikate und Bucheffekten	[1] Die Gesellschaft kann ihre Namenaktien als Wertrechte nach Artikel 973c oder 973d OR, als Bucheffekten im Sinne des Bucheffektengesetzes oder als Einzel- oder Globalurkunden ausgeben. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln. Die Gesellschaft trägt dafür die Kosten.	Share Certificates and Intermediated Securities	[1] The Company may issue its registered shares as uncertificated securities pursuant to article 973c or 973d CO, as intermediated securities in the sense of the Federal Act on Intermediated Securities, or in the form of single or global certificates. Subject to applicable law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear the cost associated with any such conversion.

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[2] Ein Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form. Insbesondere hat der Aktionär keinen Anspruch auf die Verbriefung der Mitgliedschaft in einem

Wertpapier. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.

2 A shareholder has no right to request a conversion of the registered shares issued in one form into another form. In particular, the shareholder has no claim to the certification of the membership in a security. Each share-

holder may, however, at any time request from the Company a written confirmation of the registered shares held by such shareholder, as reflected in the share register.

	[3] Bucheffekten, denen Namenaktien der Gesellschaft zugrunde liegen, können nicht durch Zession übertragen werden. An diesen Bucheffekten können auch keine Sicherheiten durch Zession bestellt werden.		[3] Intermediated securities based on registered shares of the Company cannot be transferred by way of assignment. A security interest in any such intermediated securities also cannot be granted by way of assignment.

	Artikel 6		Article 6

Aktienbuch, Eintragungsbeschränkungen, Nominees	[1] Die Gesellschaft oder ein von ihr beauftragter Dritter führt für die Namenaktien ein Aktienbuch, in welches die Eigentümer und Nutzniesser mit Name und Vorname (bei juristischen Personen die Firma), Adresse und Staatsangehörigkeit (bei juristischen Personen der Sitz) eingetragen werden. Wechselt eine im Aktienbuch eingetragene Person ihre Kontaktdaten, so hat sie dies dem Aktienbuchführer mitzuteilen. Mitteilungen der Gesellschaft gelten als rechtsgültig erfolgt, wenn sie an die im Aktienbuch zuletzt eingetragenen Kontaktdaten des Aktionärs bzw. Zustellungsbevollmächtigten gesendet werden.	Share Register, Restrictions on Registration, Nominees	[1] The Company shall maintain, itself or through a third party, a share register for the registered shares that lists the surname and name (the name of the company in case of a legal entity), the address and nationality (the place of incorporation in case of a legal entity) of the shareholders or usufructuaries. A person registered in the share register shall notify the share registrar of any change in contact information. Communications from the Company shall be deemed to have been validly made if sent to the shareholder’s or authorized delivery agent’s last registered contact information in the share register.

	[2] Erwerber von Namenaktien werden auf Gesuch als Aktionäre mit Stimmrecht im Aktienbuch eingetragen, falls sie ausdrücklich erklären, dass sie diese Namenaktien im eigenen Namen und für eigene Rechnung erworben haben, keine Vereinbarung über die Rücknahme oder die Rückgabe entsprechender Aktien besteht und sie das mit		[2] Persons acquiring registered shares shall be registered in the share register as shareholders with voting rights upon their request if they expressly declare that they have acquired these registered shares in their own name and for their own account, that there is no agreement on the redemption of the relevant shares and that they bear the

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den Aktien verbundene wirtschaftliche Risiko tragen. Vorbehältlich Absatz 4 und 6 dieses Artikels 6 und Artikel 685d Absatz 3 OR wird keine Person als Aktionär mit Stimmrecht für mehr als 14% des im Handelsregister eingetragenen Aktienkapitals im Aktienbuch eingetragen, und keine Person darf alleine oder zusammen mit Dritten, direkt oder indirekt, formell, zuordenbar oder als wirtschaftlich Berechtigter Stimmrechte (ob ausübbar oder nicht) für mehr als 14% des im Handelsregister eingetragenen Aktienkapitals besitzen oder anderweitig über diese Limite hinaus Stimmrechte (ob ausübbar oder nicht) kontrollieren oder steuern. Diese Beschränkung gilt auch für Personen, die ihre Aktien ganz oder teilweise über Nominees (wie in Absatz 4 dieses Artikels 6 definiert) halten oder erwerben.	economic risk associated with the shares. Subject to paragraphs 4 and 6 of this Article 6 and article 685d(3) CO, no person or entity shall be registered in the share register as a shareholder with voting rights for, and no person or entity may directly or indirectly, formally, constructively or beneficially own, or otherwise control or direct, alone or together with third parties, voting rights (whether exercisable or not) with respect to, more than 14% of the share capital registered in the commercial register. This restriction shall also apply to persons or entities who hold or acquire some or all of their shares through Nominees (as defined in paragraph 4 of this Article 6).

[3] Mit Vorbehalt von Artikel 652b Absatz 3 OR gilt diese Eintragungsbeschränkung auch im Falle des Erwerbs von Namenaktien in Ausübung von Wandel-, Tausch-, Options-, Bezugs- oder anderen Rechten auf den Bezug von Aktien. Diese Eintragungsbeschränkung findet keine Anwendung bei Erwerb durch Erbgang, Erbteilung oder eheliches Güterrecht.	[3] Subject to article 652b(3) CO, this registration restriction also applies in the case of the acquisition of shares by the exercise of conversion, exchange, option, subscription or other rights to acquire shares. This registration restriction does not apply to acquisitions by inheritance, division of an estate or matrimonial property law.

[4] Der Verwaltungsrat kann im eigenen Ermessen Personen, die im Eintragungsgesuch erklären, die Namenaktien als Nominees (je ein Nominee) für Rechnung von Drittberechtigten (je ein wirtschaftlicher Berechtigter) zu halten, als Aktionäre mit Stimmrecht im Aktienbuch eintragen. Falls jedoch ein wirtschaftlich Berechtigter alleine oder zusammen mit Dritten infolge einer solchen getätigten oder aufrechterhaltenen Eintragung direkt oder indirekt, formell, zuordenbar oder als wirtschaftlich Berechtigter Stimmrechte (ob ausübbar oder nicht) für mehr als 14% des im Handelsregister eingetragenen Aktienkapitals besitzen oder anderweitig über diese Limite hinaus Stimmrechte (ob ausübbar oder nicht) kontrollieren oder steuern sollte, kann der Verwaltungsrat die Eintragung des Nominees, der die Aktien für Rechnung des wirtschaftlich Berechtigten hält,	[4] The Board of Directors may, in its own discretion, register persons who declare in the registration application that they hold the registered shares as nominees (each a Nominee) on behalf of third party beneficiaries (each a Beneficial Owner) in the share register as shareholders with voting rights. If, however, any Beneficial Owner should as a result of such registration being made or upheld, directly or indirectly, formally, constructively or beneficially own, or otherwise control or direct, alone or together with third parties, voting rights (whether exercisable or not) with respect to more than 14% of the share capital registered in the commercial register, the Board of Directors may cancel the registration of the Nominee holding shares for the account of such Beneficial Owner with respect to any shares in excess of such limit. The Board of Directors may make

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in Bezug auf alle Aktien, welche diese Limite überschreiten, streichen. Der Verwaltungsrat kann die Eintragung mit Stimmrecht der von einem Nominee gehaltenen Aktien von Bedingungen, Beschränkungen und Meldepflichten abhängig machen und solche Bedingungen, Beschränkungen und Pflichten nach der Eintragung auferlegen oder anpassen.	the registration with voting rights of the shares held by a Nominee subject to conditions, limitations and reporting requirements and may impose or adjust such conditions, limitations and requirements once registered.

[5] Juristische Personen und Personengesellschaften oder andere Personenzusammenschlüsse oder Gesamthandverhältnisse, die untereinander kapital- oder stimmenmässig, durch einheitliche Leitung oder auf andere Weise verbunden sind, sowie natürliche oder juristische Personen oder Personengesellschaften, die im Hinblick auf eine Umgehung der Beschränkungen oder Limiten gemäss Absatz 2 oder 4 dieses Artikels 6 in gemeinsamer Absprache handeln oder anderweitig koordiniert vorgehen oder Aktien indirekt erwerben, gelten als eine Person, ein Nominee oder ein Erwerber im Sinne von Absatz 2 bzw. 4 dieses Artikels 6.	[5] Legal entities and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or are otherwise linked as well as individuals, legal entities or partnerships who act in concert or otherwise act in a coordinated manner or acquire shares indirectly, thereby circumventing the restrictions or limits pursuant to paragraph 2 or 4 of this Article 6 shall be treated as one single person, entity, Nominee or as one person acquiring shares, as applicable, for purposes of paragraphs 2 and 4 of this Article 6.

[6] Der Verwaltungsrat kann aus berechtigten Gründen mit einer Mehrheit von zwei Dritteln sämtlicher Mitglieder beschliessen, im Sinne einer Ausnahme die Beschränkungen oder Limiten gemäss Absatz 2 bzw. 4 dieses Artikels 6 teilweise oder vollständig nicht anzuwenden. Ein berechtigter Grund kann den Fall beinhalten, wo eine Person ein Angebot zum Kauf in Bezug auf sämtliche anderen Aktien der Gesellschaft unterbreitet, welches der Verwaltungsrat, nach Konsultation mit einem unabhängigen Finanzberater, den Aktionären zur Annahme empfiehlt. Aktionäre (ausser Nominees), welche im Zeitpunkt des Inkrafttretens dieses Artikels 6 bereits direkt oder indirekt über einen Nominee mit mehr als 14% des im Handelsregister eingetragenen Aktienkapitals eingetragen sind bzw. Aktien über diese Limite zugeteilt erhalten haben, bleiben bzw. werden mit Stimmrecht für diese Aktien eingetragen.	[6] The Board of Directors may resolve not to apply, in part or in full, the restrictions or limits pursuant to paragraphs 2 or 4 of this Article 6 by way of exception for justified reasons with the majority vote of two thirds of all its members. A justified reason may include the situation where a person extends an offer to purchase with respect to all other shares of the Company, which the Board of Directors, after having consulted an independent financial advisor, recommends to the shareholders for acceptance. Shareholders, other than Nominees, already being registered with, and / or having been allocated, directly or through a Nominee, more than 14% of the share capital registered in the commercial register at the time that this Article 6 takes effect remain or will be registered with voting rights for such shares.

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	[7] Der Verwaltungsrat kann nach Anhörung des eingetragenen Aktionärs oder Nominees dessen Eintragung im Aktienbuch mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche oder irreführende Angaben zustande gekommen ist oder Angaben falsch oder irreführend geworden sind. Der Betroffene muss über die Streichung sofort informiert werden.		[7] After hearing the registered shareholder or Nominee, the Board of Directors may cancel such person’s registration in the share register with retroactive effect as of the date of registration if such registration was made based on false or misleading information or if such information becomes untrue or misleading. The relevant shareholder or Nominee shall be promptly informed of the cancellation.

	[8] Der Verwaltungsrat regelt die Einzelheiten und trifft die zur Einhaltung der vorstehenden Bestimmungen notwendigen Anordnungen. Der Verwaltungsrat kann seine Aufgaben delegieren.		[8] The Board of Directors shall regulate all details and issue the instructions necessary to ensure compliance with the preceding provisions. The Board of Directors may delegate its duties.

	Artikel 7		Article 7

Rechtsausübung	[1] Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	Exercise of Rights	[1] The Company shall only accept one representative per share.

	[2] Das Stimmrecht und die damit zusammenhängenden Rechte können der Gesellschaft gegenüber von einem Aktionär, Nutzniesser oder Nominee jeweils nur in dem Umfang ausgeübt werden, wie dieser mit Stimmrecht im Aktienbuch eingetragen ist.		[2] The voting right and the rights associated therewith may be exercised vis-à-vis the Company by a shareholder, usufructuary or Nominee only to the extent that such person is registered in the share register with voting rights.

	Abschnitt 3 Organe		Section 3 Corporate Bodies
	A. Die Generalversammlung		A. The Shareholders’ Meeting

	Artikel 8		Article 8

Befugnisse der Generalversammlung	[1] Die Generalversammlung der Aktionäre ist das oberste Organ der Gesellschaft.	Powers of the Shareholders’ Meeting	[1] The general meeting of shareholders (the Shareholders’ Meeting) is the supreme corporate body of the Company.

	[2] Der Generalversammlung stehen folgende unübertragbaren Befugnisse zu:		[2] The Shareholders’ Meeting shall have the following inalienable powers:

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1. die Festsetzung und Änderung dieser Statuten;	1. the adoption and amendment of these articles of association;

2. die Wahl und Abberufung der Mitglieder des Verwaltungsrates, des Präsidenten des Verwaltungsrates und der Mitglieder des Vergütungsausschusses;	2. the election and dismissal of the members of the Board of Directors, the Chairperson of the Board of Directors and the members of the Compensation Committee;

3. die Wahl und Abberufung der Revisionsstelle;	3. the election and dismissal of the Auditors;

4. die Wahl und Abberufung des unabhängigen Stimmrechtsvertreters;	4. the election and dismissal of the independent proxy;

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	5. die Genehmigung des Lageberichtes und der Konzernrechnung;		5. the approval of the annual management report and the consolidated financial statements;

	6. die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende;		6. the approval of the annual financial statements as well as the resolution on the allocation of profit shown on the balance sheet, in particular the determination of dividends;

	7. die Festsetzung der Zwischendividende und die Genehmigung des dafür erforderlichen Zwischenabschlusses;		7. the determination of interim dividends and the approval of the interim financial statements required for this purpose;

	8. die Beschlussfassung über die Rückzahlung der gesetzlichen Kapitalreserve;		8. the resolution on the repayment of the statutory capital reserve;

	9. die Entlastung der Mitglieder des Verwaltungsrates und der mit der Geschäftsführung betrauten Personen;		9. the discharge from liability of the members of the Board of Directors and the persons entrusted with management;

	10. die Genehmigung der Vergütungen des Verwaltungsrates und der Geschäftsleitung gemäss Artikel 27 dieser Statuten;		10. the approval of the compensation of the Board of Directors and of the Executive Committee pursuant to Article 27 of these articles of association;

	11. die Dekotierung der Beteiligungspapiere der Gesellschaft;		11. the delisting of the Company’s equity securities;

	12. sofern erforderlich, die Genehmigung des Berichts über nichtfinanzielle Belange nach Artikel 964c OR; und		12. if required, the approval of the report on non-financial matters pursuant to article 964c CO; and

13.  die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder diese Statuten vorbehalten sind oder ihr, vorbehältlich Artikel 716a OR, durch den Verwaltungsrat vorgelegt werden.

13.  the adoption of resolutions on matters that are reserved to the Shareholders’ Meeting by law or these articles of association or that are, subject to article 716a CO, submitted to the Shareholders’ Meeting by the Board of Directors.

	Artikel 9		Article 9

Ordentliche und ausserordentliche Generalversammlungen	[1] Die ordentliche Generalversammlung findet jährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres der Gesellschaft statt.	Ordinary and Extraordinary Shareholders’ Meeting	[1] The Ordinary Shareholders’ Meeting shall be held each year within six months of the close of the financial year of the Company.

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	[2] Ausserordentliche Generalversammlungen finden statt, sofern:		[2] Extraordinary Shareholders’ Meetings shall be held if

	(a) der Verwaltungsrat oder die Revisionsstelle es für angezeigt erachten;		(a) the Board of Directors or the Auditors deem it necessary;

	(b) es eine Generalversammlung beschliesst; oder		(b) so resolved by a Shareholders’ Meeting; or

(c)   Aktionäre, die alleine oder zusammen über mindestens 5 Prozent des Aktienkapitals oder der Stimmen verfügen, dies gemeinsam schriftlich unter Angabe des Verhandlungsgegenstandes und des Antrages, und bei Wahlen der Namen der vorgeschlagenen Kandidaten, verlangen. Jeder Einberufungsantrag hat die Anforderungen für Traktandierungsanträge gemäss Artikel 11 Absatz 1 dieser Statuten zu erfüllen.

(c)   shareholders who hold, alone or together, shares representing at least 5 percent of the share capital or the votes so request in writing, indicating the matters to be discussed and the corresponding proposals and, in case of elections, the names of the nominated candidates. Each calling request must comply with the requirements for requests for inclusion of an item on the agenda pursuant to Article 11 paragraph 1 of these articles of association.

	Artikel 10		Article 10

Einberufung	[1] Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls die Revisionsstelle, mindestens 20 Kalendertage vor dem Versammlungstag einberufen. Das Einberufungsrecht steht auch den Liquidatoren und den Vertretern der Anleihensgläubiger zu.	Notice	[1] Notice of a Shareholders’ Meeting shall be given by the Board of Directors or, if necessary, by the Auditors, at least 20 calendar days prior to the date of the meeting. Liquidators and representatives of bond-holders are also entitled to call a Shareholders’ Meeting.

	[2] Die Einberufung zur Generalversammlung erfolgt durch einmalige Bekanntmachung gemäss Artikel 36 dieser Statuten.		[2] Notice of the Shareholders’ Meeting shall be given by way of a single announcement pursuant to Article 36 of these articles of association.

	[3] Mindestens 20 Kalendertage vor der ordentlichen Generalversammlung sind den Aktionären der Geschäftsbericht, der Vergütungsbericht, die Revisionsberichte sowie sofern erforderlich der Bericht über die nichtfinanziellen Belange nach Artikel 964c OR zugänglich zu machen.		[3] The annual report, the compensation report, the Auditors’ reports as well as, if required, the report on non-financial matters pursuant to article 964c CO shall be made available to the shareholders at least 20 calendar days prior to the Ordinary Shareholders’ Meeting.

	4 In der Einberufung sind bekanntzugeben:		[4] The notice shall include:

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	1. Datum, Beginn, Art und Ort der Generalversammlung;		1. date, beginning, mode and venue of the Shareholders’ Meeting;

	2. die Verhandlungsgegenstände;		2. the agenda;

	3. die Anträge des Verwaltungsrates samt kurzer Begründung;		3. the proposals of the Board of Directors together with a brief statement of the reasons;

	4. gegebenenfalls die Anträge der Aktionäre samt kurzer Begründung; und		4. proposals of the shareholders, if any, together with a brief statement of the reasons; and

	5. der Name und die Adresse des unabhängigen Stimmrechtsvertreters.		5. name and address of the independent voting rights representative.

	Artikel 11		Article 11

Traktandierung	[1] Aktionäre, die alleine oder zusammen über mindestens 0.5 Prozent des Aktienkapitals oder der Stimmen verfügen, können die Traktandierung eines Verhandlungsgegenstandes oder die Aufnahme eines Antrages zu einem Verhandlungsgegenstand in die Einberufung der Generalversammlung verlangen. Ein solches Gesuch muss der Gesellschaft mindestens 45 Kalendertage vor der Versammlung schriftlich unter Angabe des Verhandlungsgegenstandes und des Antrags oder der Anträge der Aktionäre zugehen. Jeder Traktandierungsantrag muss folgendes beinhalten: (i) eine kurze Beschreibung des Traktandums und die Gründe, weshalb dieses an der Versammlung diskutiert werden soll, (ii) die Anträge zum Traktandum, (iii) den Namen und die Adresse des beantragenden Aktionärs, wie diese im Aktienbuch erscheinen, (iv) die Anzahl der Aktien der Gesellschaft, welche dieser Aktionäre wirtschaftlich hält, (v) das Datum, an welchem der Aktionär die Aktien erworben hat, (vi) Dokumente, welche den Anspruch auf die wirtschaftliche Berechtigung belegen, (vii) die wesentlichen Interessen dieses Aktionärs in Bezug auf die Traktandierung, (viii) einer Erklärung zugunsten der Angelegenheit, und (ix) sämtliche weiteren Informationen, welche unter anwendbarem Recht und den anwendbaren Börsenregularien erforderlich sind.	Agenda	[1] Shareholders who, alone or together, hold at least 0.5 percent of the share capital or the votes may request that an item be included on the agenda or that a proposal relating to an agenda item be included in the notice convening the Shareholders’ Meeting. Such a request must be received by the Company in writing at least 45 calendar days prior to the Shareholders’ Meeting, specifying the agenda item and the proposal or proposals of the shareholders. Each request for inclusion of an item on the agenda shall include (i) a brief description of the agenda item and the reason for which it is to be discussed at the meeting; (ii) the proposals regarding the agenda item; (iii) the name and address, as they appear on the Company’s share register, of the shareholder proposing such business; (iv) the number of shares of the Company which are beneficially owned by such shareholder; (v) the dates upon which the shareholder acquired such shares; (vi) documentary support for any claim of beneficial ownership; (vii) any material interest of such shareholder in including the item in the agenda; (viii) a statement in support of the matter; and (ix) all other information required under applicable law and stock exchange rules.

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	[2] Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen kann die Generalversammlung keine Beschlüsse fassen; ausgenommen sind hiervon jedoch an einer Generalversammlung gestellte Anträge auf Einberufung einer ausserordentlichen Generalversammlung oder auf Durchführung einer Sonderuntersuchung.		2 No resolutions may be passed at a Shareholders’ Meeting on proposals concerning agenda items for which proper notice was not given; this provision shall not apply, however, to proposals made during a Shareholders’ Meeting to convene an Extraordinary Shareholders’ Meeting or to initiate a special investigation.

	[3] Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorgängigen Ankündigung.		3 No prior notice is required to bring proposals related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

	Artikel 12		Article 12

Tagungsort	[1] Der Verwaltungsrat bestimmt den Tagungsort der Generalversammlung, welche in der Schweiz oder im Ausland durchgeführt werden kann.	Venue	[1] The Board of Directors shall determine the venue of the Shareholders’ Meeting, which may be held in Switzerland or abroad.

	[2] Der Verwaltungsrat kann bestimmen, dass die Generalversammlung an verschiedenen Orten gleichzeitig durchgeführt wird, sofern die Voten der Teilnehmer unmittelbar in Bild und Ton an sämtliche Tagungsorte übertragen werden, und/oder dass die Aktionäre, die nicht am Tagungsort (oder an einem der Tagungsorte) der Generalversammlung anwesend sind, ihre Rechte auf elektronischem Weg ausüben können.		[2] The Board of Directors can determine that the Shareholders’ Meeting be held simultaneously at different locations, provided that the contributions of the participants are transmitted directly in video and audio to all venues and/or that shareholders, who are not present at the venue (or one of the venues) of the Shareholders’ Meeting may exercise their rights by electronic means.

	[3] Alternativ kann der Verwaltungsrat vorsehen, dass die Generalversammlung auf elektronischem Weg ohne Tagungsort durchgeführt wird.		[3] Alternatively, the Board of Directors may provide that the Shareholders’ Meeting will be held by electronic means without a venue.

	Artikel 13		Article 13

Vorsitz der Generalversammlung, Stimmenzähler, Protokoll	[1] Der Präsident des Verwaltungsrates führt den Vorsitz in der Generalversammlung. Bei seiner Abwesenheit führt der Vizepräsident des Verwaltungsrates, ein anderes Mitglied oder eine vom Verwaltungsrat bezeichnete	Chairperson, Vote Counters, Minutes	[1] The Chairperson of the Board of Directors shall chair the Shareholders’ Meeting. In his or her absence, the Vice-Chairperson of the Board of Directors, another member or a person designated by the Board of Directors shall chair

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	Person den Vorsitz. Steht kein Mitglied des Verwaltungsrates zur Verfügung und hat der Verwaltungsrat keinen Vertreter bezeichnet, so wird der Vorsitzende von der Generalversammlung gewählt.		the Shareholders’ Meeting. If no member of the Board of Directors is available and no other person has been designated by the Board of Directors, the acting chair shall be elected by the Shareholders’ Meeting.

	[2] Der Vorsitzende der Generalversammlung hat sämtliche Leitungsbefugnisse, die für die ordnungsgemässe Durchführung der Generalversammlung nötig und angemessen sind.		[2] The acting chair of the Shareholders’ Meeting shall have all powers and authority necessary and appropriate for the orderly conduct of the Shareholders’ Meeting.

	[3] Der Vorsitzende der Generalversammlung bezeichnet einen Protokollführer und den oder die Stimmenzähler, die alle nicht Aktionäre sein müssen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen.		[3] The acting chair of the Shareholders’ Meeting shall appoint the minute keeper and the vote counter(s), none of whom need be shareholders. The minutes shall be signed by the acting chair of the Shareholders’ Meeting and the minute keeper.

	[4] Die Beschlüsse und Wahlergebnisse sind unter Angabe der genauen Stimmenverhältnisse innerhalb von 15 Kalendertagen nach der Generalversammlung auf elektronischem Weg zugänglich zu machen; jeder Aktionär kann verlangen, dass ihm das Protokoll innerhalb von 30 Kalendertagen nach der Generalversammlung zugänglich gemacht wird.		[4] The resolutions and election results shall be made available electronically within 15 calendar days after the Shareholders’ Meeting, stating the exact proportion of votes; each shareholder may request that the minutes be made available to him within 30 calendar days after the Shareholders’ Meeting.

	Artikel 14		Article 14

Stimmrecht, Vertretung	[1] Vorbehältlich Absatz 2 dieses Artikels 14 berechtigt jede Aktie zu einer Stimme in der Generalversammlung. Das Stimmrecht untersteht den Bedingungen von Artikel 6 und 7 dieser Statuten.	Voting Rights, Representation	[1] Subject to paragraph 2 of this Article 14, each share shall convey the right to one vote in the Shareholders’ Meeting. The voting rights are subject to the conditions of Articles 6 and 7 of these articles of association.

	[2] Kein Aktionär kann direkt oder indirekt für eigene oder vertretene Aktien Stimmrechte ausüben, welche 14% des im Handelsregister eingetragenen Aktienkapitals überschreiten. Juristische Personen und Personengesellschaften oder andere Personenzusammenschlüsse oder Gesamthandverhältnisse, die untereinander kapital- oder stimmenmässig, durch einheitliche Leitung oder auf andere Weise verbunden sind, sowie natürliche oder		2 No shareholder may exercise, directly or indirectly, voting rights with respect to own or represented shares in excess of 14% of the share capital registered in the commercial register. Legal entities and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or are otherwise linked as well as individuals or legal entities and partnerships who act in concert or otherwise act in a coordinated

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juristische Personen oder Personengesellschaften, die in gemeinsamer Absprache handeln oder anderweitig koordiniert vorgehen, gelten als eine Person. Der Verwaltungsrat kann aus berechtigten Gründen mit einer Mehrheit von zwei Dritteln sämtlicher Mitglieder beschliessen, im Sinne einer Ausnahme diese Stimmrechtsbeschränkung nicht anzuwenden. Die Stimmrechtsbeschränkung gemäss diesem Absatz findet keine Anwendung auf die Ausübung des Stimmrechts durch Aktionäre bzw. deren Bevollmächtigte, soweit deren Aktien gemäss Artikel 6 Absatz 2, 4 oder 6 dieser Statuten rechtmässig mit Stimmrecht ins Aktienbuch eingetragen sind und sie diese Bestimmungen nach wie vor einhalten.	manner shall be treated as one single person. The Board of Directors may resolve not to apply this voting rights limitation by way of exception for justified reasons with the majority vote of two thirds of all its members. The voting rights limitation set forth in this paragraph shall not apply to the exercise of voting rights by shareholders or their proxies to the extent that their shares are validly registered with voting rights in the share register pursuant to paragraphs 2, 4 or 6 of Article 6 of these articles of association and they are still in compliance with these provisions.

[3] Der Verwaltungsrat erlässt die Verfahrensvorschriften über die Teilnahme und Vertretung an der Generalversammlung und regelt die Form und Anforderungen an Vollmachten und Weisungen. Ein Aktionär kann sich an der Generalversammlung durch den unabhängigen Stimmrechtsvertreter, seinen gesetzlichen Vertreter oder mittels Vollmacht in einer Form, die den Nachweis durch Text ermöglicht, durch einen anderen Bevollmächtigten, der nicht Aktionär zu sein braucht, vertreten lassen. Alle von einem Aktionär gehaltenen Aktien können nur von einer Person vertreten werden.	[3] The Board of Directors shall issue the rules regarding the participation in and representation at the Shareholders’ Meeting and determine the form and requirements as to proxies and instructions. A shareholder may be represented at the Shareholders’ Meeting by the independent proxy, its legal representative or, by means of a proxy in a form that allows proof by text, by any other representative who need not be a shareholder. All shares held by a shareholder may only be represented by one person.

[4] Die Generalversammlung wählt den unabhängigen Stimmrechtsvertreter für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	[4] The Shareholders’ Meeting shall elect the independent proxy for a term of office until completion of the next Ordinary Shareholders’ Meeting. Re-election is possible.

[5] Hat die Gesellschaft keinen unabhängigen Stimmrechtsvertreter, wird dieser für die nächste Generalversammlung vom Verwaltungsrat bezeichnet.	5 If the Company does not have an independent proxy, the Board of Directors shall appoint the independent proxy for the next Shareholders’ Meeting.

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	Artikel 15		Article 15

Beschlüsse, Wahlen	[1] Die Generalversammlung beschliesst und wählt mit der Mehrheit der vertretenen Aktienstimmen, soweit es das Gesetz oder diese Statuten nicht anders bestimmen. Bei Stimmengleichheit hat der Vorsitzende keinen Stichentscheid.	Resolutions, Elections	[1] The Shareholders’ Meeting shall pass its resolutions and decide its elections by the majority of the votes represented allocated to the shares, unless required otherwise by law or these articles of association. In the event of a tie, the acting chair shall have no casting vote.

	[2] Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:		2 At least two thirds of the votes represented and the majority of the par value of shares represented shall be required for the Shareholders’ Meeting to adopt resolutions on the following matters:

	1. die Änderung des Gesellschaftszwecks;		1. the amendment of the business purpose of the Company;

	2. die Zusammenlegung von Aktien;		2. the combination of shares;

	3. die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlagen oder durch Verrechnung mit einer Forderung und die Gewährung von besonderen Vorteilen;		3. a capital increase through the conversion of equity surplus, against contributions in kind or by set-off against a claim and the granting of special privileges;

	4. die Einschränkung oder Aufhebung des Bezugsrechts;		4. the limitation or withdrawal of subscription rights;

	5. die Einführung eines bedingten Kapitals oder die Einführung eines Kapitalbands;		5. the introduction of conditional capital or the introduction of a capital range;

	6. die Beschränkung der Übertragbarkeit von Namenaktien und die Aufhebung einer solchen Beschränkung;		6. the restriction of the transferability of registered shares and the cancellation of such a restriction;

	7. die Einführung von Stimmrechtsaktien;		7. the introduction of shares with privileged voting rights;

	8. den Wechsel der Währung des Aktienkapitals;		8. the change of currency of the share capital;

	9. die Dekotierung der Beteiligungspapiere der Gesellschaft;		9. the delisting of the Company’s equity securities;

	10. die Verlegung des Sitzes der Gesellschaft;		10. the relocation of the place of incorporation of the Company;

	11. die Einführung einer statutarischen Schiedsklausel;		11. the introduction of an arbitration clause in the articles of association;

	12. die Auflösung der Gesellschaft;		12. the dissolution of the Company;

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	13. die Abberufung von einem Mitglied oder des Präsidenten des Verwaltungsrates oder einem Mitglied des Vergütungsausschusses vor dem Ende seiner oder ihrer Amtszeit;		13. the dismissal of any member of the Board of Directors, of its Chairperson or of any member of the Compensation Committee before the end of his or her term of office;

	14. jeder andere Gegenstand, für den das Gesetz eine solche Mehrheit verlangt; und		14. any other matter for which the law requires such majority; and

15.  die Änderung oder Aufhebung von folgenden Statutenbestimmungen, davon ausgenommen sind redaktionelle Änderungen, die den Inhalt nicht tatsächlich ändern:

(i) Artikel 6 Absatz 2–6;

(ii)  Artikel 14 Absatz 2;

(iii)  Artikel 15 Absatz 2 Ziffern 6, 13 und 15;

(iv) Artikel 16; und

(v)   Artikel 19.

15.  the amendment or repeal of the following provisions of these articles of association, with the exception of editorial amendments that do not effectively change their content:

(i) Article 6 paragraphs 2–6;

(ii)  Article 14 paragraph 2;

(iii)  Article 15 paragraph 2 nos. 6, 13 and 15;

(iv) Article 16; and

(v)   Article 19.

	[3] Der Vorsitzende der Generalversammlung bestimmt, ob Abstimmungen und Wahlen elektronisch, offen oder schriftlich erfolgen. Der Vorsitzende der Generalversammlung kann eine Abstimmung oder Wahl jederzeit wiederholen lassen, sofern nach seiner Meinung Zweifel am Abstimmungsergebnis bestehen; in diesem Fall gilt die vorausgegangene Abstimmung oder Wahl als nicht geschehen.		[3] The acting chair of the Shareholders’ Meeting shall determine whether resolutions and elections are to be decided electronically, by open ballot or in writing. The acting chair of the Shareholders’ Meeting may at any time order that a resolution or election be repeated if he or she considers the vote to be in doubt; the resolution or election previously held shall then be deemed not to have taken place.

	B. Der Verwaltungsrat		B. The Board of Directors

	Artikel 16		Article 16

Anzahl Verwaltungsrats mitglieder	Der Verwaltungsrat besteht aus mindestens drei und höchstens neun Mitgliedern.	Number of Members of the Board of Directors	The Board of Directors shall consist of not less than three and no more than nine members.

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	Artikel 17		Article 17

Wahl und Amtsdauer	[1] Die Generalversammlung wählt die Mitglieder des Verwaltungsrates und den Präsidenten des Verwaltungsrates einzeln für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	Election and Term of Office	[1] The Shareholders’ Meeting shall elect the members of the Board of Directors and the Chairperson of the Board of Directors individually and for a term of office until the completion of the next Ordinary Shareholders’ Meeting. Re-election is possible.

	[2] Ist das Präsidium des Verwaltungsrates vakant, bezeichnet der Verwaltungsrat bis zum Abschluss der nächsten ordentlichen Generalversammlung aus seiner Mitte einen Präsidenten.		2 If the office of the Chairperson of the Board of Directors is vacant, the Board of Directors shall appoint a new Chairperson from among its members for a term of office until completion of the next Ordinary Shareholders’ Meeting.

	Artikel 18		Article 18

Organisation des Verwaltungsrates	[1] Vorbehältlich der Wahl des Präsidenten und der Mitglieder des Vergütungsausschusses durch die Generalversammlung konstituiert sich der Verwaltungsrat selbst. Der Verwaltungsrat kann unter anderem einen oder mehrere Vizepräsidenten wählen sowie einen Sekretär bezeichnen, der nicht Mitglied des Verwaltungsrates sein muss.	Organization of the Board of Directors	[1] Except for the election of the Chairperson of the Board of Directors and the members of the Compensation Committee by the Shareholders’ Meeting, the Board of Directors shall constitute itself. The Board of Directors may, among other functions, elect one or several Vice-Chairpersons and appoint a secretary who need not be member of the Board of Directors.

	[2] Der Verwaltungsrat ordnet im Übrigen und vorbehältlich dieser Statuten seine Organisation und Beschlussfassung durch ein Organisationsreglement.		[2] Subject to these articles of association, the Board of Directors shall regulate its organization and the adoption of resolutions in the organizational regulations.

	Artikel 19		Article 19

Ersatz der Auslagen, Schadloshaltung	[1] Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz sämtlicher ihrer im Interesse der Gesellschaft aufgewendeten Auslagen.	Reimbursement of Expenses, Indemnification	[1] The members of the Board of Directors shall be entitled to the reimbursement of all expenses incurred in the interest of the Company.

	[2] Soweit nicht von einer Versicherungsdeckung erfasst oder durch Dritte bezahlt, hält die Gesellschaft soweit gesetzlich zulässig aktuelle und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen aus Gesellschaftsmitteln für Schäden, Verluste, Kosten, Gebühren und Aufwendungen aus drohenden, hängigen		2 To the extent not included in insurance coverage or paid by third parties, the Company shall indemnify and hold harmless, to the extent permitted by law, the existing and former members of the Board of Directors and the Executive Committee, and their heirs, executors and administrators, out of the assets of the Company from and against all threatened, pending or completed actions, suits

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oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf- oder verwaltungsrechtlicher oder anderer Natur schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmassen entstehen aufgrund von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Organpflichten oder behaupteten Organpflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung oder aufgrund der Tatsache, dass sie Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft sind oder waren, oder während ihrer Tätigkeit als Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft Mitglied des Verwaltungsrates oder der Geschäftsleitung, Arbeitnehmer, Berater oder Agent einer der Konzerngesellschaften der Gesellschaft sind oder waren oder auf Aufforderung der Gesellschaft Mitglied des Verwaltungsrates oder der Geschäftsleitung, Arbeitnehmer, Berater oder Agent eines anderen Unternehmens, einer anderen Gesellschaft, einer nicht-rechtsfähigen Personengesellschaft, einer Personalvorsorgeeinrichtung oder eines Trusts sind oder waren. Diese Pflicht zur Schadloshaltung besteht nicht, soweit in einem endgültigen, nicht weiterziehbaren Entscheid eines zuständigen Gerichts bzw. einer zuständigen Verwaltungsbehörde entschieden worden ist, dass eine der genannten Personen ihre Organpflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.	or proceedings – whether civil, criminal, administrative or investigative – and all losses, damages, charges, costs and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any actual or alleged acts, consents or omissions in connection with the execution of their statutory duty or alleged statutory duty as a member of the Board of Directors or the Executive Committee, or by reason of the fact that he or she is or was a member of the Board of Directors or the Executive Committee of the Company, or while serving as a member of the Board of Directors or the Executive Committee of the Company is or was serving as a director, member of the executive management, employee, consultant or agent of any of the Company’s group companies or at the request of the Company as a director, member of the executive management, employee, consultant or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a member of the Board of Directors or Executive Committee.

[3] Ohne den vorangehenden Absatz 2 dieses Artikels 19 einzuschränken, bevorschusst die Gesellschaft aktuellen oder ehemaligen Mitgliedern des Verwaltungsrates und der Geschäftsleitung Gerichts- und Anwaltskosten, soweit diese nicht von einer Versicherungsdeckung erfasst oder durch Dritte bevorschusst werden. Die Gesellschaft kann solche Vorschüsse zurückfordern, wenn ein zuständiges	[3] Without limiting the foregoing paragraph 2 of this Article 19, to the extent not included in insurance coverage or advanced by third parties, the Company shall advance court costs and attorneys’ fees to the existing and former members of the Board of Directors and Executive Committee. The Company may however recover such advanced costs if any of said persons is

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	Gericht oder eine zuständige Verwaltungsbehörde in einem endgültigen, nicht weiterziehbaren Urteil bzw. Entscheid zum Schluss kommt, dass eine der genannten Personen ihre Organpflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.		found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a member of the Board of Directors or the Executive Committee.

	Artikel 20		Article 20

Einberufung, Beschlussfassung, Protokoll	[1] Sitzungen des Verwaltungsrates werden vom Präsidenten oder im Falle seiner Verhinderung vom Vizepräsidenten oder einem anderen Mitglied des Verwaltungsrates einberufen, so oft dies als notwendig erscheint oder wenn ein Mitglied es schriftlich oder per E-Mail oder in einer anderen Form der elektronischen Übermittlung unter Angabe der Gründe verlangt.	Convening of Meetings, Resolutions, Minutes	[1] The Board of Directors shall meet at the invitation of its Chairperson or, failing him, of the Vice-Chairperson or of another member of the Board of Directors as often as the business of the Company shall require or if a member requests it in writing or via e-mail or in another form of electronic communication, indicating the reasons.

	[2] Sofern das vom Verwaltungsrat erlassene Organisationsreglement oder ein Beschluss des Verwaltungsrates unter Einhaltung des anwendbaren Präsenzquorums nichts anderes festlegt, ist zur Beschlussfähigkeit des Verwaltungsrates die Anwesenheit der Mehrheit seiner Mitglieder erforderlich. Kein Präsenzquorum ist erforderlich für die Anpassungs- und Feststellungsbeschlüsse des Verwaltungsrates im Zusammenhang mit Kapitalveränderungen oder einem Wechsel der Währung des Aktienkapitals.		[2] Unless the organizational regulations adopted by the Board of Directors or a resolution taken by the Board of Directors with the applicable attendance quorum provide otherwise, the Board of Directors shall only have quorum if the majority of the members of the Board of Directors is present. No attendance quorum shall be required for resolutions of the Board of Directors on amendments and ascertainments in connection with capital changes or a change in the currency of the share capital.

	[3] Sofern das vom Verwaltungsrat erlassene Organisationsreglement nichts anderes festlegt, fasst der Verwaltungsrat seine Beschlüsse mit der Mehrheit der abgegebenen Stimmen. Bei Stimmengleichheit hat der Vorsitzende keinen Stichentscheid.		[3] Unless the organizational regulations adopted by the Board of Directors provide otherwise, the Board of Directors shall adopt its resolutions by a majority of votes cast. In the case of a tie, the acting chair shall have no casting vote.

	[4] Beschlüsse können auch auf schriftlichem Weg oder durch Zustimmung per E-Mail oder in einer anderen elektronischen Form gefasst werden, sofern nicht ein Mitglied mündliche Beratung verlangt.		[4] Resolutions may also be adopted by way of written consent or by approval via e-mail or in another electronic form, unless a member requests discussion thereof.

	[5] Die Beschlüsse sind in einem Protokoll festzuhalten, das vom Vorsitzenden und dem Protokollführer zu unterzeichnen ist.		[5] The decisions of the Board of Directors shall be recorded in minutes to be signed by the acting chair and the minute keeper.

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	Artikel 21		Article 21

Befugnisse des Verwaltungsrates	[1] Der Verwaltungsrat kann in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz, diesen Statuten oder einem Reglement einem anderen Organ der Gesellschaft übertragen sind.	Powers of the Board of Directors	[1] The Board of Directors may pass resolutions with respect to all matters which are not delegated to another corporate body of the Company by law, by these articles of association or by regulations.

	2 Er hat folgende unübertragbare und unentziehbare Aufgaben:		2 It shall have the following non-transferable and inalienable duties:

	1. die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;		1. the ultimate management of the Company and the issuance of necessary instructions;

	2. die Festlegung der Organisation der Gesellschaft;		2. the determination of the organization of the Company;

	3. die Ausgestaltung des Rechnungswesens, der Finanzkontrolle und der Finanzplanung;		3. the structuring of the accounting system, of the financial controls and of the financial planning;

	4. die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung der Gesellschaft betrauten Personen und die Regelung der Zeichnungsberechtigung;		4. the appointment and dismissal of the persons entrusted with management and representation of the Company, and issuance of rules on the signature authority;

	5. die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, dieser Statuten, der Reglemente und Weisungen;		5. the ultimate supervision of the persons entrusted with management, in particular in view of compliance with the law, these articles of association, regulations and directives;

6.  die Erstellung des Geschäftsberichtes, des Vergütungsberichtes sowie gegebenenfalls des Berichts über nichtfinanzielle Belange nach Artikel 964c OR und gegebenenfalls anderer gesetzlich vorgeschriebener Berichte;

6. the preparation of the annual report, the compensation report and, if applicable, the report on non-financial matters pursuant to article 964c CO and other reports as required by law, if any;

	7. die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;		7. the preparation of the Shareholders’ Meeting and the implementation of its resolutions;

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8.  die Beschlussfassung über die Veränderung des Aktienkapitals oder den Wechsel der Währung, soweit diese in der Kompetenz des Verwaltungsrates liegt, sowie die Beschlussfassung über die Feststellung von Kapitalveränderungen, die Erstellung des Kapitalerhöhungsberichts und die Vornahme der entsprechenden Statutenänderungen (einschliesslich Löschungen);

8.  the adoption of resolutions on the change of the share capital or the currency of the share capital, to the extent that such power is vested in the Board of Directors, the ascertainment of capital changes, the preparation of the report on the capital increase, and the respective amendments of the articles of association (including deletions);

	9. die gemäss Fusionsgesetz unübertragbaren und unentziehbaren Aufgaben und Befugnisse des Verwaltungsrates;		9. the non-transferable and inalienable duties and powers of the Board of Directors pursuant to the Swiss Merger Act;

	10. die Einreichung eines Gesuchs um Nachlassstundung und die Benachrichtigung des Gerichts im Falle der Überschuldung; und		10. the submission of a petition for debt-restructuring moratorium and the notification of the court in case of over-indebtedness; and

	11. andere durch Gesetz oder diese Statuten dem Verwaltungsrat vorbehaltene Aufgaben und Befugnisse.		11. other powers and duties reserved to the Board of Directors by law or these articles of association.

	3 Im Übrigen kann der Verwaltungsrat die Geschäftsführung sowie die Vertretung der Gesellschaft im Rahmen dieser Statuten und der gesetzlichen Bestimmungen durch Erlass eines Organisationsreglements oder durch einen Beschluss ganz oder teilweise an einzelne oder mehrere seiner Mitglieder oder an Dritte übertragen.		3 In all other respects, the Board of Directors may delegate in whole or in part the management and the representation of the Company within the framework set forth by these articles of association and the law to one or several of its members or to third parties by establishing organizational regulations or by adopting a resolution.

	C. Der Vergütungsausschuss		C. The Compensation Committee

	Artikel 22		Article 22

Anzahl Mitglieder	Der Vergütungsausschuss besteht aus mindestens drei Mitgliedern des Verwaltungsrates.	Number of Members	The Compensation Committee shall consist of no less than three members of the Board of Directors.

	Artikel 23		Article 23

Wahl und Amtsdauer	[1] Die Generalversammlung wählt die Mitglieder des Vergütungsausschusses einzeln für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	Election and Term of Office	[1] The Shareholders’ Meeting shall elect the members of the Compensation Committee individually for a term of office until the completion of the next Ordinary Shareholders’ Meeting. Re-election is possible.

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	[2] Scheiden ein oder mehrere Mitglieder aus oder ist der Vergütungsausschuss nicht vollständig besetzt, kann der Verwaltungsrat bis zum Abschluss der nächsten ordentlichen Generalversammlung aus seiner Mitte Mitglieder bezeichnen.		2 If there are vacancies on the Compensation Committee, the Board of Directors may appoint substitute members from among its members for a term of office until the completion of the next Ordinary Shareholders’ Meeting.

	Artikel 24		Article 24

Organisation des Vergütungsaussc husses	[1] Der Vergütungsausschuss konstituiert sich selbst. Sofern das vom Verwaltungsrat erlassene Organisationsreglement oder ein Beschluss des Verwaltungsrates nichts anderes festlegt, bezeichnet der Verwaltungsrat aus der Mitte des Vergütungsausschusses einen Vorsitzenden.	Organization of the Compensation Committee	[1] The Compensation Committee shall constitute itself. Unless the organizational regulations adopted by the Board of Directors or a resolution taken by the Board of Directors provide otherwise, the Board of Directors shall elect a chair from among the members of the Compensation Committee.

	2 Im Übrigen erlässt der Verwaltungsrat ein Reglement über die Organisation und Beschlussfassung des Vergütungsausschusses.		[2] The Board of Directors shall issue regulations establishing the organization and decision-making process of the Compensation Committee.

	Artikel 25		Article 25

Aufgaben und Zuständigkeiten	[1] Der Vergütungsausschuss unterstützt den Verwaltungsrat bei der Festsetzung und Überprüfung der Vergütungspolitik und -richtlinien sowie bei der Vorbereitung der Anträge zuhanden der Generalversammlung betreffend die Vergütung des Verwaltungsrates und der Geschäftsleitung. Er kann dem Verwaltungsrat Vorschläge zu weiteren Vergütungsfragen unterbreiten.	Duties and Powers	[1] The Compensation Committee shall support the Board of Directors in establishing and reviewing the compensation strategy and guidelines as well as in preparing the proposals to the Shareholders’ Meeting regarding the compensation of the Board of Directors and the Executive Committee. It may submit proposals to the Board of Directors in other compensation-related issues.

	[2] Der Verwaltungsrat legt in einem Reglement fest, für welche Funktionen des Verwaltungsrates und der Geschäftsleitung der Vergütungsausschuss Vorschläge für die Leistungswerte, Zielwerte und Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung unterbreitet und für welche Funktionen er im Rahmen dieser Statuten und der vom Verwaltungsrat erlassenen		[2] The Board of Directors shall determine in regulations for which positions of the Board of Directors and the Executive Committee the Compensation Committee shall submit proposals for the performance metrics, target values and the compensation of the members of the Board of Directors and the Executive Committee, and for which positions it shall itself determine, in accordance with

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	Richtlinien die Leistungswerte, Zielwerte und Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung festsetzt.		these articles of association and the compensation guidelines established by the Board of Directors, the performance metrics, target values and the compensation of the members of the Board of Directors and the Executive Committee.

	[3] Der Verwaltungsrat kann dem Vergütungsausschuss weitere Aufgaben zuweisen.		[3] The Board of Directors may delegate further tasks to the Compensation Committee.

	D. Die Revisionsstelle		D. The Auditors

	Artikel 26		Article 26

Revisionsstelle	[1] Die Generalversammlung wählt die Revisionsstelle für eine Amtsdauer eines Geschäftsjahrs. Ihre Amtszeit endet mit der Genehmigung der Jahresrechnung für das betreffende Geschäftsjahr durch die Generalversammlung. Wiederwahl ist möglich.	Auditors	[1] The Shareholders’ Meeting shall elect the Auditors for a term of office of one financial year. Their term of office ends with the approval of the annual financial statements of the respective financial year by the Shareholders’ Meeting. Re-election is possible.

	[2] Der Revisionsstelle obliegen die ihr vom Gesetz zugewiesenen Befugnisse und Pflichten.		[2] The Auditors shall have the powers and duties vested in them by law.

	[3] Der Verwaltungsrat kann die Revisionsstelle jederzeit beauftragen, besondere Abklärungen, insbesondere Zwischenrevisionen, durchzuführen und darüber Bericht zu erstatten.		[3] The Board of Directors may mandate the Auditors at any time to perform special investigations, in particular interim audits, and to prepare a report on their findings.

	Abschnitt 4 Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung		Section 4 Compensation of the Members of the Board of Directors and the Executive Committee

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	Artikel 27		Article 27

Genehmigung der Vergütung durch die Generalversammlung	[1] Die Generalversammlung genehmigt die Anträge des Verwaltungsrates in Bezug auf die Gesamtbeträge:	Approval of the Compensation by the Shareholders’ Meeting	[1] The Shareholders’ Meeting shall approve the proposals of the Board of Directors in relation to the aggregate amounts of:

	1. für die maximale Vergütung des Verwaltungsrates für die Dauer bis zur nächsten ordentlichen Generalversammlung;		1. the maximum compensation of the Board of Directors until the completion of the next Ordinary Shareholders’ Meeting;

	2. für die maximale Vergütung der Geschäftsleitung für das folgende Geschäftsjahr.		2. the maximum compensation of the Executive Committee for the following financial year.

	[2] Der Verwaltungsrat kann der Generalversammlung abweichende oder zusätzliche Anträge in Bezug auf die gleichen oder andere Zeitperioden zur Genehmigung vorlegen.		[2] The Board of Directors may submit for approval by the Shareholders’ Meeting deviating or additional proposals relating to the same or different periods.

	[3] Genehmigt die Generalversammlung einen Antrag des Verwaltungsrates nicht, setzt der Verwaltungsrat unter Berücksichtigung aller relevanten Umstände den entsprechenden (maximalen) Gesamtbetrag oder mehrere (maximale) Teilbeträge fest und unterbreitet den oder die so festgesetzten Beträge einer Generalversammlung zur Genehmigung.		3 In the event the Shareholders’ Meeting does not approve a proposal of the Board of Directors, the Board of Directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or (maximum) partial amounts, and submit the amount(s) so determined for approval by a Shareholders’ Meeting.

	[4] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Vergütungen vor der Genehmigung durch die Generalversammlung ausrichten, unter Vorbehalt der nachträglichen Genehmigung.		[4] The Company or companies controlled by it may pay or grant compensation prior to approval by the Shareholders’ Meeting subject to subsequent approval.

	[5] Werden variable Vergütungen prospektiv genehmigt, legt der Verwaltungsrat der Generalversammlung den Vergütungsbericht zur Konsultativabstimmung vor.		5 If variable compensation is approved prospectively, the Board of Directors shall submit the compensation report to the Shareholders’ Meeting for a consultative vote.

	Artikel 28		Article 28

Zusatzbetrag für Veränderungen in der Geschäftsleitung	Reicht der bereits von der Generalversammlung genehmigte maximale Gesamtbetrag der Vergütung nicht aus für die Vergütung einer oder mehrerer Personen, die nach dem Zeitpunkt der Genehmigung der Vergütung der Geschäftsleitung für die massgebende Vergütungsperiode durch die Generalversammlung Mitglieder der Geschäftsleitung werden, sind die Gesellschaft oder von	Supplementary Amount for Changes to the Executive Committee	If the maximum aggregate amount of compensation already approved by the Shareholders’ Meeting is not sufficient to also cover the compensation of one or more persons who become members of the Executive Committee after the Shareholders’ Meeting has approved the compensation of the Executive Committee for the relevant period then the Company or companies

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	ihr kontrollierte Unternehmen ermächtigt, diesem oder diesen Mitgliedern während der bereits genehmigten Vergütungsperiode(n) einen Zusatzbetrag auszurichten. Der Zusatzbetrag darf je Vergütungsperiode und je Mitglied 100% des jeweils letzten genehmigten Gesamtbetrages der maximalen Vergütung der Geschäftsleitung nicht übersteigen.		controlled by it shall be authorized to pay such member(s) a supplementary amount during the compensation period(s) already approved. The supplementary amount per each compensation period and per each member shall not exceed 100% of the aggregate amount of maximum compensation of the Executive Committee last approved.

	Artikel 29		Article 29

Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung	[1] Die Vergütung der nicht-exekutiven Mitglieder des Verwaltungsrates umfasst fixe Vergütungselemente und kann weitere Vergütungselemente und Leistungen umfassen. Die Gesamtvergütung berücksichtigt Funktion und Verantwortungsstufe des jeweiligen Empfängers.	Compensation of the members of the Board of Directors and the Executive Committee	[1] The compensation of the non-executive members of the Board of Directors consists of fixed compensation elements and may comprise further compensation elements. Total compensation shall take into account position and level of responsibility of the respective recipient.

	[2] Die Vergütung der exekutiven Mitglieder des Verwaltungsrates und der Mitglieder der Geschäftsleitung umfasst fixe und variable Vergütungselemente. Die fixe Vergütung umfasst das Grundgehalt und kann weitere Vergütungselemente und Leistungen umfassen. Die variable Vergütung kann sich nach der Erreichung bestimmter Leistungsziele richten. Die Gesamtvergütung berücksichtigt Funktion und Verantwortungsstufe des jeweiligen Empfängers.		[2] The compensation of the executive members of the Board of Directors and of the members of the Executive Committee comprises fixed and variable compensation elements. Fixed compensation comprises the base salary and may comprise other compensation elements. Variable compensation may take into account the achievement of specific performance targets. Total compensation shall take into account position and level of responsibility of the respective recipient.

	[3] Die Leistungsziele können persönliche Ziele, Unternehmens-, Gruppen- oder bereichsspezifische Ziele oder im Vergleich zum Markt, zu anderen Unternehmen oder zu vergleichbaren Richtgrössen berechnete Ziele umfassen, unter Berücksichtigung von Funktion und Verantwortungsstufe des Empfängers der variablen Vergütung. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legt die Gewichtung der Leistungsziele und die jeweiligen Zielwerte sowie deren Erreichung fest.		[3] The performance targets may include individual targets, targets of the Company, group or parts thereof or targets in relation to the market, other companies or comparable benchmarks, taking into account position and level of responsibility of the recipient. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine the relative weight of the performance targets and the respective target values, as well as their achievement.

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	[4] Die Vergütung kann in der Form von Geld, Aktien, Optionen, vergleichbaren Instrumenten oder Einheiten, Sach- oder Dienstleistungen ausgerichtet werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legt Zuteilungsbedingungen, Vesting-Bedingungen, Ausübungsbedingungen und -fristen und/oder allfällige Sperrfristen und Verfallsbedingungen fest. Sie können insbesondere vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse wie eines Kontrollwechsels oder der Beendigung eines Arbeits- oder Mandatsverhältnisses Vesting-Bedingungen, Ausübungsbedingungen und -fristen, Sperrfristen und Verfallsbedingungen weiter gelten, verkürzt oder aufgehoben werden, Vergütungen unter Annahme der Zielerreichung ausgerichtet werden oder Vergütungen verfallen. Die Gesellschaft kann die erforderlichen Aktien oder anderen Beteiligungspapiere auf dem Markt erwerben, den eigenen Aktien entnehmen oder unter Nutzung ihres bedingten Kapitals oder Kapitalbandes bereitstellen.		[4] Compensation may be paid in the form of cash, shares, options or comparable instruments or units, or in the form of other types of benefits. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine grant, vesting, exercise, restriction and/or forfeiture conditions and periods. In particular, they may provide for continuation, acceleration or removal of vesting, exercise, restriction and forfeiture conditions and periods, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure the required shares or other securities through purchases in the market, from treasury shares or by using conditional share capital or the capital range.

	[5] Die Vergütung kann durch die Gesellschaft oder durch von ihr kontrollierte Gesellschaften ausgerichtet werden.		[5] Compensation may be paid by the Company or companies controlled by it.

	Abschnitt 5 Verträge mit Mitgliedern des Verwaltungsrates und der Geschäftsleitung		Section 5 Agreements with Members of the Board of Directors and the Executive Committee

	Artikel 30		Article 30

Verträge mit Mitgliedern des Verwaltungsrates und der Geschäftsleitung	[1] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern des Verwaltungsrates befristete oder unbefristete Verträge über die Vergütung abschliessen. Die Dauer und Beendigung richten sich nach Amtsdauer und Gesetz.	Agreements with Members of the Board of Directors and the Executive Committee	[1] The Company or companies controlled by it may enter into agreements for a fixed term or for an indefinite term with members of the Board of Directors relating to their compensation. Duration and termination shall comply with the term of office and the law.

	[2] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung unbefristete oder befristete Arbeitsverträge abschliessen. Befristete Arbeitsverträge haben eine Höchstdauer von einem Jahr; eine Erneuerung ist zulässig. Unbefristete Arbeitsverträge haben eine Kündigungsfrist von maximal zwölf Monaten.		[2] The Company or companies controlled by it may enter into employment agreements for a fixed term or for an indefinite term with members of the Executive Committee. Employment agreements for a fixed term may have a maximum duration of one year; renewal is possible. Employment agreements for an indefinite term may have a termination notice period of maximum twelve months.

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	[3] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung und exekutiven Mitgliedern des Verwaltungsrates Konkurrenzverbote für die Zeit nach Beendigung eines Arbeitsverhältnisses vereinbaren. Die für ein solches Konkurrenzverbot bezahlte Entschädigung darf insgesamt den Durchschnitt der Vergütungen der letzten drei Geschäftsjahre dieses Mitglieds nicht übersteigen.		[3] The Company or companies controlled by it may enter into non-compete agreements with members of the Executive Committee and executive members of the Board of Directors for the time after termination of employment. The consideration paid for such non-compete undertaking shall in total not exceed the average of the compensation of such member over the last three financial years.

	Abschnitt 6 Mandate ausserhalb des Konzerns, Kredite und Darlehen		Section 6 Mandates Outside of the Group, Credits and Loans

	Artikel 31		Article 31

Mandate ausserhalb des Konzerns	[1] Kein Mitglied des Verwaltungsrates kann mehr als fünfzehn (15) zusätzliche Mandate wahrnehmen, wovon nicht mehr als vier (4) in börsenkotierten Unternehmen.	Mandates Outside of the Group	1 No member of the Board of Directors may hold more than fifteen (15) additional mandates of which no more than four (4) may be in listed companies.

	[2] Kein Mitglied der Geschäftsleitung kann mehr als fünf (5) zusätzliche Mandate wahrnehmen, wovon nicht mehr als zwei (2) in einem börsenkotierten Unternehmen. Jedes dieser Mandate bedarf der Genehmigung durch den Präsidenten des Verwaltungsrates.		2 No member of the Executive Committee may hold more than five (5) additional mandates of which no more than two (2) may be in a listed company. Each of these mandates is subject to the approval by the Chairperson of the Board of Directors.

	[3] Die folgenden Mandate fallen nicht unter die Beschränkungen gemäss Absatz 1 und 2 dieses Artikels 31:		[3] The following mandates shall not be subject to the limitations set forth in paragraphs 1 and 2 of this Article 31:

	(a) Mandate in Unternehmen, die durch die Gesellschaft kontrolliert werden oder die Gesellschaft kontrollieren;		(a) mandates in companies which are controlled by the Company or which control the Company;

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(b)   Mandate, die auf Anordnung der Gesellschaft oder von ihr kontrollierten Gesellschaften wahrgenommen werden. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als zehn (10) solche Mandate wahrnehmen; und

(b) mandates held at the request of the Company or companies controlled by it. No member of the Board of Directors or of the Executive Committee shall hold more than ten (10) such mandates; and

(c)   Mandate in Vereinen, Verbänden, Stiftungen, Trusts, Personalfürsorgestiftungen, Bildungseinrichtungen, und ähnlichen Organisationen. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als zehn (10) solche Mandate wahrnehmen.

(c)   mandates in associations, professional or trade associations, foundations, trusts, employee welfare foundations, educational institutions, and similar organizations. No member of the Board of Directors or of the Executive Committee shall hold more than ten (10) such mandates.

	[4] Als Mandate gelten Mandate in vergleichbaren Funktionen bei anderen Unternehmen mit wirtschaftlichem Zweck. Mandate in verschiedenen Rechtseinheiten, die unter einheitlicher Kontrolle oder gleicher wirtschaftlicher Berechtigung stehen, gelten als ein (1) Mandat.		[4] Mandates shall mean mandates in comparable functions at other enterprises with an economic purpose. Mandates in different legal entities that are under joint control or same beneficial ownership are deemed one (1) mandate.

	Artikel 32		Article 32

Kredite und Darlehen	Kredite und Darlehen an Mitglieder des Verwaltungsrates und der Geschäftsleitung dürfen zu Marktbedingungen gewährt werden. Der Gesamtbetrag solcher ausstehenden Kredite und Darlehen darf CHF 5 Millionen nicht übersteigen.	Credits and Loans	Credits and loans to members of the Board of Directors or the Executive Committee may be granted at market conditions. The total amount of such credits and loans may not exceed CHF 5 million.

	Abschnitt 7 Geschäftsjahr, Gewinnverteilung		Section 7 Financial Year, Profit Allocation

	Artikel 33		Article 33

Geschäftsjahr	Das Geschäftsjahr der Gesellschaft wird vom Verwaltungsrat festgesetzt.	Financial Year	The Company’s financial year shall be determined by the Board of Directors.

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	Artikel 34		Article 34

Verteilung des Bilanzgewinns, Reserven	[1] Über den Bilanzgewinn verfügt die Generalversammlung im Rahmen der gesetzlichen Vorschriften. Der Verwaltungsrat unterbreitet ihr seine Anträge.	Allocation of Profit Shown on the Balance Sheet, Reserves	[1] The Shareholders’ Meeting shall resolve on the allocation of the profit as shown on the balance sheet in accordance with applicable law. The Board of Directors shall submit its proposals to the Shareholders’ Meeting.

	[2] Neben den gesetzlich vorgegebenen Reserven kann die Generalversammlung im Rahmen der gesetzlichen Vorgaben weitere Reserven schaffen.		2 In addition to the reserves required by law, and subject to applicable law, the Shareholders’ Meeting may create other reserves.

	[3] Dividenden, welche nicht innerhalb von fünf Jahren nach ihrem Auszahlungsdatum bezogen wurden, fallen an die Gesellschaft und werden der gesetzlichen Gewinnreserve zugeteilt.		[3] Dividends that have not been collected within five years after their payment date shall inure to the Company and be allocated to the statutory retained earnings.

	Abschnitt 8 Auflösung, Liquidation		Section 8 Dissolution, Liquidation

	Artikel 35		Article 35

Auflösung, Liquidation	[1] Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	Dissolution, Liquidation	[1] The Shareholders’ Meeting may at any time resolve to dissolve and liquidate the Company in accordance with the law and the provisions set forth in these articles of association.

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	[2] Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.		[2] The liquidation shall be effected by the Board of Directors, unless the Shareholders’ Meeting appoints other persons as liquidators.

	[3] Die Liquidation der Gesellschaft erfolgt nach Massgabe der gesetzlichen Vorschriften. Die Liquidatoren sind ermächtigt, Aktiven (Grundstücke eingeschlossen) freihändig zu verkaufen.		[3] The liquidation of the Company shall be effected pursuant to applicable law. The liquidators shall be entitled to sell assets (real estate included) in private transactions.

	[4] Nach erfolgter Tilgung der Schulden der Gesellschaft wird das Vermögen unter die Aktionäre nach Massgabe der eingezahlten Beträge verteilt, soweit die Statuten nichts anderes vorsehen.		[4] Upon discharge of all liabilities of the Company, the assets shall be distributed to the shareholders in proportion to the capital paid in, unless these articles of association provide otherwise.

	Abschnitt 9 Publikationsorgan, Mitteilungen		Section 9 Means of Publication, Communications

	Artikel 36		Article 36

Publikationsorgan, Mitteilungen	[1] Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.	Means of publication, Communications	[1] The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

	[2] Der Verwaltungsrat kann im Einzelfall weitere Publikationsorgane bezeichnen.		2 In particular cases, the Board of Directors may specify additional means of publication.

	[3] Mitteilungen der Gesellschaft an die Aktionäre können nach Wahl des Verwaltungsrates gültig durch Publikation im Schweizerischen Handelsamtsblatt oder in einer Form, die den Nachweis durch Text ermöglicht, einschliesslich durch Veröffentlichung eines Proxy Statement (oder einer Änderung oder eines Zusatzes dazu), sofern anwendbar, nach den Regeln der U.S. Securities and Exchange Commission, erfolgen.		[3] Notices by the Company to the shareholders may, at the election of the Board of Directors, be validly given by publication in the Swiss Official Gazette of Commerce or in a form that allows proof by text, including by way of publication of a proxy statement (or amendments or supplements thereto), if applicable, pursuant to the rules of the U.S. Securities and Exchange Commission.

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	Abschnitt 10 Gerichtsstand		Section 10 Jurisdiction

	Artikel 37		Article 37

Gerichtsstand	[1] Ausschliesslicher Gerichtsstand für sämtliche aus oder im Zusammenhang mit dem Gesellschaftsverhältnis entstehenden Streitigkeiten (einschliesslich Streitigkeiten zwischen einzelnen Aktionären und der Gesellschaft oder ihren Organen, zwischen der Gesellschaft und ihren Organen oder zwischen Organen) ist der Sitz der Gesellschaft; vorausgesetzt, dass diese Bestimmung keine Anwendung findet auf Ansprüche, die auf eine Pflicht oder Haftung gestützt werden, die durch den U.S. Securities Act of 1933 in seiner jeweils geltenden Fassung oder den U.S. Securities Exchange Act of 1934 in seiner jeweils geltenden Fassung begründet wird, oder auf Ansprüche, für die die Gerichte in den Vereinigten Staaten ausschliesslich zuständig sind. Sofern die Gesellschaft der Wahl eines alternativen Gerichtsstands nicht schriftlich zustimmt, sind die Bundesbezirksgerichte der Vereinigten Staaten von Amerika das ausschliessliche Forum für die Beilegung von Klagen, die einen Anspruch aus dem U.S. Securities Act of 1933 in seiner jeweils geltenden Fassung geltend machen.	Jurisdiction	[1] The exclusive place of jurisdiction for any disputes arising under, out of or in connection with or related to the corporate relationship (including disputes between individual shareholders and the Company or its corporate bodies, between the Company and its corporate bodies or between the corporate bodies themselves) shall be at the registered office of the Company; provided that this provision does not apply to claims brought to enforce a duty or liability created by the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, or any claim for which the courts in the United States have exclusive jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended.

	[2] Unbeschadet von Absatz 1 dieses Artikels 37 hiervor kann die Gesellschaft ihre Organe und Aktionäre auch an deren ordentlichen Gerichtsstand belangen.		[2] Notwithstanding paragraph 1 of this Article 37, the Company may also sue its corporate bodies and shareholders at their ordinary place of jurisdiction.

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	Abschnitt 11 Verbindliche Fassung		Section 11 Authoritative Language

	Artikel 38		Article 38

Verbindliche Fassung	Falls sich zwischen der deutschen und der englischen Fassung dieser Statuten Differenzen ergeben, hat die deutsche Fassung Vorrang.	Authoritative Language	In the event of discrepancies between the German and the English version of these articles of association, the German version shall prevail.

	Abschnitt 12 Qualifizierte Tatbestände		Section 12 Qualified Facts

	Artikel 39		Article 39

Sacheinlage	Die Gesellschaft übernimmt bei der ordentlichen Kapitalerhöhung vom 9. März 2026 gemäss dem Sacheinlagevertrag vom 4. März 2026 von Luca Santarelli 6’214’738 voll liberierte Namenaktien der LE2025 Therapeutics AG, in Basel (LE2025-Aktien), von Scott Applebaum 1’261’754 LE2025-Aktien, von Claudia D’Augusta 1’261’754 LE2025-Aktien und von Kevin Harris 1’261’754 LE2025-Aktien (somit insgesamt 10’000’000 LE2025-Aktien) (die Sacheinlage) zu einem Wert von insgesamt CHF 33’994.66. Als Gegenleistung für die Sacheinlage gibt die Gesellschaft an Luca Santarelli 2’114’158 voll liberierte Namenaktien mit einem Nennwert von je CHF 0.01 (Stammaktien), an Scott Applebaum 428’436 voll liberierte Namenaktien mit einem Nennwert von je CHF 0.01 (Stammaktien), an Claudia D’Augusta 428’436 voll liberierte Namenaktien mit einem Nennwert von je CHF 0.01 (Stammaktien) und an Kevin Harris 428’436 voll liberierte Namenaktien mit einem Nennwert von je CHF 0.01 (Stammaktien) zu einem Ausgabebetrag von insgesamt CHF 33’994.66 aus.	Contribution in Kind	In connection with the ordinary capital increase of March 9, 2026, and pursuant to the contribution in kind agreement dated as of March 4, 2026, the Company acquires from Luca Santarelli 6,214,738 fully paid-in registered shares of LE2025 Therapeutics AG, in Basel (LE2025 Shares), from Scott Applebaum 1,261,754 LE2025 Shares, from Claudia D’Augusta 1,261,754 LE2025 Shares and from Kevin Harris 1,261,754 LE2025 Shares (therefore 10,000,000 LE2025 Shares in the aggregate) at a total value of CHF 33,994.66 (the Contribution in Kind). In consideration for the Contribution in Kind, the Company issues 2,114,158 fully paid-in registered common shares with a nominal value of CHF 0.01 each (Common Shares) to Luca Santarelli, 428,436 fully paid-in registered common shares with a nominal value of CHF 0.01 each (Common Shares) to Scott Applebaum, 428,436 fully paid-in registered common shares with a nominal value of CHF 0.01 each (Common Shares) to Claudia D’Augusta and 428,436 fully paid-in registered common shares with a nominal value of CHF 0.01 each (Common Shares) to Kevin Harris at a total issue price of CHF 33,994.66.

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Zug, 5. November 2026	Zug, November 5, 2026